Exhibit 99.(j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 52 to the Registration Statement (Form N-1A, Registration No. 2-87607) of FPA U.S. Core Equity Fund, Inc. and to the incorporation by reference of our report dated February 26, 2021 included in the Annual Report to Shareholders for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Los Angeles, California
April 30, 2021